EXHIBIT 2



                                                                  April 28, 2006


                         Addressees Listed on Exhibit A

         Re: Structured Asset Mortgage Investments II Trust 2006-AR3 Mortgage Pass-Through Certificates, Series 2006-AR3

Ladies and Gentlemen:

         I am counsel to Structured Asset Mortgage Investments II Inc., a Delaware corporation (the "Company"), and, in such capacity, I am familiar with the affairs of the Company.

         I am providing this opinion in connection with the sale to the Company of certain residential mortgage loans (the "Loans") pursuant to a Mortgage Loan Purchase Agreement, dated as of April 28, 2006 (the "Purchase Agreement"), by and between the Company and EMC Mortgage Corporation (the "Seller"), and the following related agreements:

                (i) that certain Pooling and Servicing Agreement, dated as of April 1, 2006 (the "Pooling and Servicing Agreement"), by and among the Company, the Seller, Wells Fargo Bank, National Association, as master servicer (in such capacity, the "Master Servicer") and securities administrator (in such capacity, the "Securities Administrator"), and JPMorgan Chase Bank, N.A., as trustee (the "Trustee");

                (ii) each such Assignment, Assumption and Recognition Agreement, dated as of April 28, 2006, among the Seller, as assignor, the Trustee on behalf of the holders of Structured Asset Mortgage Investments II Trust 2006-AR3 (the "Certificateholders"), Mortgage Pass-Through Certificates, Series 2006-AR3, and the related Servicer, as acknowledged and agreed to by the Company, the Master Servicer and the Securities Administrator, in each case as set forth in the Pooling and Servicing Agreement;

                (iii) that certain Underwriting Agreement, dated as of January 10, 2006, between the Company and Bear, Stearns & Co. Inc. ("Bear Stearns"), and the related Terms Agreement, dated as of April 27, 2006, between the Company and Bear Stearns; and

                (iv) that certain Custodial Agreement, dated as of April 28, 2006, by and among the Trustee, the Company, the Master Servicer, and Wells Fargo Bank, National Association, as custodian.

         The agreements set forth in items (i) through (iv) and the Purchase Agreement are hereinafter referred to as the "Agreements".

         I have examined copies of the Agreements, the Certificate of Formation of the Company and the Amended and Restated Limited Liability Company Agreement of the Company. I also have examined such agreements, certificates of officers and representatives of the Company and others, and other documents, papers, statutes and authorities as I have deemed necessary to form


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Addressees Listed on Exhibit A
April 28, 2006
Page 2


the basis of the opinions hereinafter expressed. In such examinations, I have assumed the genuineness of all signatures (other than with respect to the Company), the authenticity of all documents submitted to me as originals and the conformity to original documents of copies of documents supplied to me. As to certain matters of fact relevant to the opinions hereinafter expressed, I have relied solely upon statements and certificates of the officers of the Company and others. I have also assumed (other than with respect to the Company) that the Agreements and all other agreements, documents and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties had the power and legal right to execute and deliver each of the Agreements and all other agreements, documents and instruments, and that such documents, the Agreements, other agreements and instruments are valid, binding and enforceable obligations of such parties.

         I am admitted to the Bar of the State of New York, and I express no opinion as to any laws other than the laws of the United States, the State of New York and the General Corporation Law of the State of Delaware. This opinion is being given as of April 28, 2006, and I express no opinion as to events or conditions subsequent to such date.

         Based on the foregoing, I am of the opinion that:

                1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified as a foreign corporation in good standing in the State of New York, with full power and authority to own its assets and conduct its business, to execute, deliver and perform each of the Agreements and all the transactions contemplated thereby, and the Company has taken all necessary action to authorize the execution, delivery and performance of each of the Agreements by it.

                2. Each of the Agreements has been duly authorized, executed and delivered by the Company.

                3. The execution and delivery of the Agreements by the Company and the performance of its obligations under the Agreements will not conflict with any provision of any law or regulation to which the Company is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any of the Company's organizational documents or, to my knowledge, any agreement or instrument to which the Company is a party or by which it is bound, or any order or decree applicable to the Company, result in the creation or imposition of any lien on any of the Company's assets or property, in each case, which would materially and adversely affect the ability of the Company to carry out the transactions contemplated by the Agreements.

                4. To my knowledge, there is no action, suit, proceeding or investigation pending to which the Company is a party in any court or by or before any other governmental agency or instrumentality or threatened against the Company (a) asserting the invalidity of any of the Agreements or (b) which would materially and adversely


                                       2
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Addressees Listed on Exhibit A
April 28, 2006
Page 3


          affect the performance by the Company of its obligations under, or the validity or enforceability of, any of the Agreements.

                5. No consent, approval, authorization or order of any State of New York or federal court or governmental agency or body is required for the consummation of the transactions contemplated by the Agreements, other than those which have been obtained by the Company.

                6. To my knowledge, the Company is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Company or its properties or might have consequences that would materially and adversely affect its performance under any of the Agreements.

                  [Remainder of page intentionally left blank]


                                       3
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Addressees Listed on Exhibit A
April 28, 2006
Page 4


         This opinion is furnished solely for the benefit of the Addressees listed on Exhibit A in connection with the transaction referred to herein. This letter may not be relied upon, used, quoted, circulated or otherwise referred to by any other person or for any other purpose without my prior written approval; provided, however, that Greenberg Traurig, LLP may rely on this opinion in connection with the rendering of its opinion in connection with the purchase of the Mortgage Loans (as defined in the Purchase Agreement) by the Company from the Seller.

         I understand that Greenberg Traurig, LLP will file this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K for incorporation into the Company's Registration Statement. I hereby consent to the filing of this opinion with the Securities and Exchange Commission.


                                                   Very truly yours,


                                                   /s/ Joseph Jurkowski  [Name]
                                                   ----------------------
                                                   Vice President        [Title]


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                                     EXHIBIT A
                                     ----------


EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive
Suite 200
Irving, Texas 75038

Moody's Investors Service, Inc.
99 Church Street
New York, New York  10007

Standard & Poor's, a division of
The McGraw-Hill Companies, Inc.
55 Water Street
41st Floor
New York, New York  10041

Bear, Stearns & Co. Inc.
383 Park Avenue
New York, New York  10179

JPMorgan Chase Bank, N.A.
4 New York Plaza, 6th Floor
New York, New York 10004

Wells Fargo Bank, N.A.
P.O. Box 98
Columbia, Maryland  21045